Exhibit (a)(1)(K) Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare	news release

OMNICARE SAYS NEIGHBORCARE SHAREHOLDERS DESERVE

STRAIGHTFORWARD ANSWERS AT TODAY’S ANNUAL MEETING

COVINGTON, Ky., June 15, 2004 – Omnicare, Inc. (NYSE: OCR) today placed an advertisement in The Baltimore Sun regarding its offer to acquire all of NeighborCare’s (NASDAQ: NCRX) outstanding common stock for $30.00 per share in cash. The text of the advertisement is as follows:

An Important Message From Omnicare:

NEIGHBORCARE SHAREHOLDERS DESERVE

STRAIGHTFORWARD ANSWERS AT TODAY’S ANNUAL MEETING

1.	Why has NeighborCare’s Board repeatedly refused to discuss all aspects of Omnicare’s $30 per share all-cash offer?

2.	Why should NeighborCare shareholders wait years for value, when Omnicare is offering premium value today?

NeighborCare just provided 2004 EPS guidance significantly below the existing analyst consensus.

After disappointing twice since May 12, how can shareholders expect NeighborCare to deliver on its new, highly aggressive and unrealistic projections?

3.	Why did four out of five analysts reduce their 2004 EPS estimates and cut their median 12-month stock price targets from $26 to $23 following NeighborCare’s May 12 earnings announcement?[1]

4.	How can NeighborCare call Omnicare’s offer “opportunistic” when Omnicare maintained its original offer price of $30 per share despite the precipitous drop in NeighborCare’s stock price following its last earnings announcement?[2]

Omnicare’s offer provides NeighborCare shareholders with

a 70% premium, all-cash consideration, no market risk,

no execution risk and immediate certainty of value.

The choice is clear. Don’t forgo the opportunity to

realize maximum value now for your NeighborCare shares.

Send a strong message to your Board of Directors that you – the real owners of the company – want to receive maximum value now for your NeighborCare investment. Let the Board know that they are depriving you of value and should meet with Omnicare to discuss the offer. This combination is too compelling to ignore.

For additional information, contact:

[Innisfree Logo]

501 Madison Avenue

New York, New York 10022

(877) 825-8964 Shareholders Call Toll Free

(212) 750-5833 Banks and Brokers Call Collect

[Lazard Frères & Co. LLC Logo]	[Lehman Brothers Logo]
30 Rockefeller Plaza New York, New York 10020 (212) 632-6719	745 Seventh Avenue New York, New York 10019 (212) 526-7850

[1]	Stock price targets immediately prior to public announcement of Omnicare’s offer.
[2]	Drop in stock price from close 5/11/04 to close 5/21/04, $21.60 to $17.67.

This communication contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s offer are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission (SEC) from time to time. Please use caution in placing reliance on forward-looking statements. This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the SEC. Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

June 15, 2004

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,050,000 beds in 47 states and the District of Columbia, making it the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

Forward-Looking Statements

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2004 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Contacts:

Cheryl Hodges Omnicare (859) 392-3331	Joele Frank / Steve Silva Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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